ASSET ACQUISITION AGREEMENT

by and between

LAS VEGAS GAMING, INC.,
LAS VEGAS GAMING ACQUISITION CORP.

and

ADLINE NETWORK HOLDINGS INC

and

ADLINE MEDIA LLC, ADLINE NETWORK LLC,
FREEVIEW NETWORK LLC, SAM JOHNSON
and LARRY L. ENTERLINE

EXHIBITS

Exhibit A                     Technology
Exhibit B                      Existing Technology Licenses
Exhibit C                      Partial List of Company Assets

ASSET ACQUISITION AGREEMENT

This ASSET ACQUISITION AGREEMENT (together with the Exhibits attached hereto, the “Agreement”), dated as of September 29, 2008 (“Effective Date”), by and between Las Vegas Gaming Acquisition Corp. a Nevada corporation (the “Acquirer” or “LVGAC” as defined in Section 1.01), Las Vegas Gaming, Inc., a Nevada corporation (“LVGI” as defined in Section 1.01) and Adline Network Holdings Inc, a Georgia corporation (“Adline” or the “Transferor” as defined in Section 1.01) and Adline Media LLC, a Georgia limited liability company, Adline Network LLC, a Georgia limited liability company, and Freeview Network LLC, a Georgia limited liability company, Sam Johnson, an individual residing in Nevada, and  Larry L. Enterline, an individual residing in Texas (collectively, the “Additional Parties”) (additional terms used in this Agreement are defined or otherwise referenced in Section 1.01):

RECITALS:

A.	WHEREAS LVGAC and LVGI are entering into this Agreement to acquire the Acquired Assets (as defined in Section 2.01 below);

B.
WHEREAS LVGAC is acquiring the Acquired Assets for the benefit of LVGI and for, among other reasons, to consolidate all of the rights associated with the various technologies set forth in Exhibit A (defined as “Technology” in Section 1.01) including any rights Adline or the Additional Parties may have  or pursuant to any of the contracts and licenses set out in Exhibit B (defined as “Existing License(s)” in Section 1.01);

C.	WHEREAS the Acquired Assets are free from any Liens or Encumbrances, and Adline and the Additional Parties are authorized to enter into this Asset Acquisition Agreement;

D.
WHEREAS LVGAC shall not assume, and Adline and, if applicable, the Additional Parties, shall be responsible for the payment, satisfaction, performance and discharge of all liabilities, obligations, claims, demands, expenses, lawsuits, all taxes of whatever kind or nature, damages or responsibilities of Adline or, if applicable, the Additional Parties, whether known or unknown, absolute, accrued, contingent or otherwise arising out of the operation of the Transferor’s business prior to the Effective Date, whether due or to become due;

E.
AND WHEREAS this transaction is intended to qualify as a tax deferred reorganization within the meaning of Sections 367 and 368 of the Internal Revenue Code of 1986, as amended, and this Agreement is intended as a “plan of reorganization” within the meaning of such sections.

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AGREEMENT:

NOW, THEREFORE, in consideration of the mutual representations and warranties and covenants made herein, LVGAC, LVGI, Adline, and the Additional Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Definitions.   For purposes of this Agreement:

“Acquired Assets” are defined in Section 2.01.

“Acquisition Price” means the consideration paid pursuant to Section 2.02.

“Additional Parties” means Adline Media LLC, a Georgia limited liability company, Adline Network LLC, a Georgia limited liability company, and Freeview Network LLC, a Georgia limited liability company, Sam Johnson, an individual residing in Nevada, and  Larry L. Enterline, an individual residing in Texas.

“Adline” or “Transferor” means ADLINE NETWORK HOLDINGS INC, a Georgia corporation.

“Adline Assets” are defined in Section 2.01.

“Encumbrances” means all Liens, claims, rights of first refusal, assignments, preemptive rights, rights-of-way, easements, mortgages, encroachments, restrictions, covenants, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

“Existing License(s)” means the contract(s) or license(s) set out in Exhibit B.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or regulatory authority or commission or other governmental authority or instrumentality, domestic or foreign.

“Judgment” means any judgment, order, injunction, award, decree or writ issued by any Governmental Entity or court.

“Lien” means, with respect to any property or asset (or any income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien (including any lessor’s or landlord’s lien), encumbrance, pledge, attachment, levy or other security interest of

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any kind thereupon or in respect thereof, or (b) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any indebtedness, liability or obligation in priority to the payment of the ordinary, unsecured liabilities of such Person.

“LVGAC” or “Acquirer” means Las Vegas Gaming Acquisition Corp., a wholly owned subsidiary of LVGI.

“LVGI” means Las Vegas Gaming, Inc. and the LVGI Affiliates.

“LVGI Affiliates” means an entity directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control or ownership with Las Vegas Gaming, Inc., including LVGAC.

"Non-Compete Period" means the period beginning on the Effective Date of this Agreement and ending eighteen (18) months after the Effective Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Technology” means the inventions, intellectual property, trade secrets, and know-how defined in Exhibit A.

ARTICLE II
ACQUISITION AND TRANSFER OF ASSETS;
TRANSFEROR’S RETENTION OF LIABILITIES

Section 2.01    Acquisition and Transfer of Assets.   Transferor shall sell, convey, transfer, assign and deliver to LVGAC, free and clear of any and all Encumbrances, and LVGAC shall acquire from Transferor, all right, title and interest in the following (“Acquired Assets”):

a.    ADLINE NETWORK HOLDINGS INC (“TRANSFEROR”).  All right title and interest to any and all tangible and intangible assets of TRANSFEROR, but excluding cash on hand, accounts receivables and any other receivables.  After this transfer is made, LVGAC will be the sole owner of all Acquired Assets thereof.

b.    RIGHTS IN THE ADLINE ASSETS.  All right, title and interest to all tangible and intangible assets identified in Exhibits A, B and C, including any improvements, copyrights, trade secrets, inventions, unfiled applications and unexercised options in and to the Technology  (“Adline Assets”).

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c.    RIGHTS HELD BY ADDITIONAL PARTIES.   All right, title and interest, if any, the Additional Parties may have in any of the assets described in Section 2.01(a)-(b) above, including any improvements, copyrights, trade secrets, inventions, unfiled applications and unexercised options in and to the Technology.

Section 2.02     Acquisition Price.   The Acquisition Price to be paid by LVGAC to the Transferor shall be seven hundred fifty thousand (750,000) shares of Series A common stock of LVGI (the “Consideration”).  Transferor has directed that the Acquisition Price shall be paid to Transferor, who Transferor and the Additional Parties represent is the beneficial owner of the Acquired Assets.  See Section 2.06 below regarding escrow of a portion of the Acquisition Price.

Section 2.03     Rights and Privileges of Transferors Consideration Stock. The holders of the Consideration stock shall enjoy the same rights and privileges with respect to such stock as those rights and privileges which are or shall be accorded to the holders of all other currently issued and outstanding Series A Common Stock in LVGI.

Section 2.04     Liabilities.    Acquirer shall not assume, and Transferor and the Additional Parties, if applicable, shall be responsible for the payment, satisfaction, performance and discharge of all liabilities, obligations, claims, demands, expenses, all taxes of whatever kind or nature, damages or responsibilities of Transferor or the Additional Parties, as applicable, whether known or unknown, absolute, accrued, contingent whether due or to become due (collectively, the “Retained Liabilities”).  The Retained Liabilities shall include, but not be limited to, amounts owed pursuant to any consulting contracts with any independent contractors and all known and unknown litigation including the litigation filed by Paltronics, Inc. against Adline Network Holdings Inc and Adline Media LLC in the United States District Court for the Northern District of Illinois, Case No. 3:08-cv-50126 and any litigation commenced as a result of the execution and consummation of this Agreement by Transferor’s shareholder or a member of any of the non-individual Additional Parties.

Section 2.05     LVGI’s use of the Acquired Assets.   Provided said liability is not caused directly or indirectly by Transferor or the Additional Parties, Transferor and Additional Parties shall not assume or be liable for the payment, satisfaction, performance and discharge of any liabilities, obligations, claims, demands, expenses, all taxes of whatever kind or nature, damages or responsibilities created / generated as a result of LVGI’s ownership of, nonuse of or any use of the Acquired Assets by LVGI and Affiliates and any third party use under a license or assignment granted by LVGI .

Section 2.06     Escrowed Shares. Transferor agrees to allow LVGI to escrow three hundred seventy-five thousand (375,000) shares of the Consideration for a period of eighteen (18) months as defined in Article X below.  Said shares to be escrowed with a neutral escrow agent that is agreed to by the parties and pursuant to an escrow agreement in form and substance satisfactory to the parties.

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ARTICLE III
DELIVERY OF ACQUIRED ASSETS / FURTHER ASSURANCES

Section 3.01     Delivery of Acquired Assets.   Immediately after the execution of this Agreement, Transferor and Additional Parties, if applicable, shall turn over all of the Acquired Assets, including all Adline Assets to LVGAC.  Transferor and Additional Parties, if applicable, shall also deliver all username and passwords necessary to access any Domain Name Registrar accounts, ISP accounts, other online accounts, computers, backups, source code, etc.

Section 3.02      Further Assurances.  Upon the reasonable request of LVGI, Transferor and Additional Parties, if applicable, shall on and after the Effective Date execute and deliver, or cause to be executed and delivered, to LVGI such deeds, assignments and other instruments as may be reasonably requested by LVGI and are required to effectuate completely the transfer and assignment to LVGAC of the Acquired Assets and to otherwise carry out the purposes of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

A.           REPRESENTATIONS OF TRANSFEROR AND ADDITIONAL PARTIES.

Transferor and Additional Parties represent and warrant to LVGI and LVGAC as follows:

Section 4.01    Title to Assets. Transferor owns all right, title and interest to the Acquired Assets, including those identified in Exhibits A, B and C.

Section 4.02    Liabilities and Third Party Contracts.   All liabilities and third party contracts, including the Retained Liabilities and any contingent or future liabilities, of Transferor or the Additional Parties shall be the responsibility of Transferor or the Additional Parties, as applicable.

Section 4.03     Organization, Standing and Power.   Transferor and the non-individual Additional Parties are duly organized, validly existing and in good standing under the laws of the State of Georgia and have full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary or desirable to enable them to own, lease or otherwise hold their properties and assets and to conduct their businesses as presently conducted.

Section 4.04                                Authority; Execution and Delivery; Enforceability.Transferor and the Additional Parties have all requisite power and authority to execute this Agreement and each of the other transaction agreements to which Transferor and the Additional Parties are (or will be) a party and to consummate the transactions contemplated hereby and thereby.  Transferor and the

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Additional Parties have duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Transferor and the Additional Parties, enforceable against Transferor and the Additional Parties in accordance with its terms, and each other transaction agreement to which Transferor and the Additional Parties are (or will be) a party, when duly executed and delivered, will constitute a legal, valid and binding obligation of Transferor and the Additional Parties, enforceable against Transferor and the Additional Parties in accordance with its terms.

Section 4.05    No Conflicts.   The execution and delivery by Transferor and the Additional Parties of this Agreement and each of the other transaction agreements to which Transferor and the Additional Parties are (or will be) a party does not, and the consummation of any transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrance upon the Acquired Assets under, any provision of (a) any material contract, permit or other instrument to which Transferor or the Additional Parties is party or by which any of the Acquired Assets is bound, (b) any Judgment, (c) any applicable law applicable to the Additional Parties, the business of the Transferor or any of the Acquired Assets, or (d) any written or, to the best knowledge of Transferor and the Additional Parties, oral request of any Governmental Entity.

Section 4.06     Taxes.   Transferor and the non-individual Additional Parties have filed in a timely manner (within any applicable extension periods) all tax returns required to be filed by federal, state, local, provincial or foreign tax laws prior to or as of the Effective Date, and each such return is true, complete and correct.

Section 4.07     Workers’ Injuries.  There has not been during the past three (3) years, any actual or, to the best knowledge of Transferor and the non-individual Additional Parties, threatened claims of past or present employees of Transferor or the Additional Parties for compensation for any material injury, disability or illness arising out of or relating to their employment by Transferor.

Section 4.08      Litigation.  With exception of the Paltronics, Inc suit noted in Section 2.04 above, there is (a) no outstanding Judgment against Transferor or the Additional Parties (whether or not relating to Transferor or the Acquired Assets), (b) no suit, action, claim, dispute or legal, governmental, administrative, arbitration or regulatory proceeding (“Proceeding”) pending or, to the best knowledge of Transferor and the Additional Parties, threatened against Transferor or Additional Parties related to the Acquired Assets, and (c) no investigation by any Governmental Entity pending or, to the best knowledge of Transferor and the Additional Parties, threatened against Transferor or the Additional Parties (whether or not relating to Transferor or the Acquired Assets).

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Section 4.09     Title to Acquired Assets. Transferor and the Additional Parties, as applicable, warrant that they own and have good and marketable title to all of the Acquired Assets, free and clear of any Encumbrances.  Transferor and the Additional Parties warrant to the best of their knowledge, that the use, sale, or offering for sale of the Acquired Assets does not and will not violate any rights of any third party.

Section 4.10      No Other Interests. No Person other than Transferor or the Additional Parties have any ownership interest or similar rights in or to the Acquired Assets.

Section 4.11     Company Authorization. The signing officer(s) are fully authorized to act on behalf of Transferor and the non-individual Additional Parties and enter into this Agreement and there are no other consents required by any other parties in order to consummate the transactions contemplated hereby.

Section 4.12      Full Disclosure. Transferor and the Additional Parties are not aware of any facts pertaining to the Acquired Assets, which will or may in the future affect LVGI or LVGAC in a materially adverse manner.

Section 4.13      Fair Consideration. The sale of the Acquired Assets pursuant to this Agreement is made in exchange for fair and equivalent consideration.  Transferor and the Additional Parties are not insolvent and will not be rendered insolvent by the sale, transfer or assignment of the Acquired Assets pursuant to the terms of the Agreement.  Neither Transferor nor the Additional Parties are entering into this Agreement to defraud, hinder or delay their creditors and the consummation of the transactions contemplated by this Agreement will not have any such effect.  The transactions contemplated in this Agreement will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Transferor or the Additional Parties to any of the Acquired Assets on or after the Effective Date.

B.           REPRESENTATIONS OF LVGAC AND LVGI.

LVGAC and LVGI represent and warrant to the Transferor:

Section 4.14      Organization, Standing and Power. LVGI and LVGAC are duly organized, validly existing and in good standing under the laws of the State of Nevada and have full corporate power and board authority to enter into this Agreement.

Section 4.15      Authority; Execution and Delivery; Enforceability.LVGI and LVGAC have all requisite power and authority to execute this Agreement and each of the other transaction agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby.  LVGI and LVGAC have duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of LVGI and

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LVGAC, enforceable against LVGI and LVGAC in accordance with its terms, and each other transaction agreement to which LVGI and LVGAC are (or will be) a party, when duly executed and delivered, will constitute a legal, valid and binding obligation of LVGI and LVGAC, enforceable against LVGI and LVGAC in accordance with its terms.

Section 4.16      Company Authorization. The signing officer(s) are fully authorized to act on behalf of LVGI and LVGAC and enter into this Agreement and there are no other consents required by any other parties in order to consummate the transactions contemplated hereby.

Section 4.17      Taxes.   LVGI has filed and LVGAC will file, in a timely manner (within any applicable extension periods) all tax returns required to be filed by federal, state, local, provincial or foreign tax laws prior to or as of the Effective Date, and each such return is true, complete and correct.

Section 4.18      Litigation. With the exceptions of (i) IGT v. Las Vegas Gaming Inc., Case No. 3:07-cv-00415-BES-VPC filed in the United States District Court, District of Nevada; (ii) Brandstetter v. Bally Gaming, Inc., et al. Case No: A571641 filed in the Eight Judicial District Court, Clark County, Nevada; (iii) June 27, 2008, Order to Show Cause from the Nevada Gaming Control Board re: deficiencies in financial requirements as to 1) resources in restricted accounts; 2) current ratio or working capital; 3) interest coverage ratios or debt to EBITDA ratio and 4) bankroll; and (iv) July 7, 2008, Order to Show Cause from the Nevada Gaming Control Board re: deficiencies in filing timely reports with the Nevada Gaming Control Board as to new hires and termination of personnel, there is (a) no outstanding Judgment against LVGI and LVGAC, (b) no suit, action, claim, dispute or legal, governmental, administrative, arbitration or regulatory proceeding (“Proceeding”) pending or, to the best knowledge of LVGI and LVGAC, threatened against LVGI and LVGAC, and (c) no investigation by any Governmental Entity pending or, to the best knowledge of LVGI and LVGAC, threatened against LVGI and LVGAC.

Section 4.19     SEC Reports and Financial Statements. LVGI has filed with the SEC all forms, reports, schedules, definitive proxy statements and other documents (collectively, the “LVGI SEC Reports”) required to be filed by LVGI with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the LVGI SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the respective rules and regulations of the SEC promulgated thereunder applicable to such LVGI SEC Reports, and none of the LVGI SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The consolidated balance sheets and the related consolidated statements of operations, consolidated

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statements of stockholders’ equity and comprehensive income (loss) and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “LVGI Financial Statements”) of LVGI contained in the LVGI SEC Reports have been prepared from the books and records of LVGI and its subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of LVGI and its subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

Section 4.20     LVGI Capitalization.. As of June 30, 2008, the authorized capital stock of LVGI consisted of 90,000,000 shares of Series A Common Stock; 13,579,340 shares of Series A are issued and outstanding and 6,608,709 shares of Series A are reserved for issuance upon the exercise of the options and other awards granted under LVGI’s stock option and incentive plans, warrants, or pursuant to compensation arrangements.  In addition, 76,750 shares of the company’s Series B Convertible Preferred Stock; 810,800 shares of the Company’s Series E Convertible Preferred Stock; 200,000 shares of  LVGI’s Series F Convertible Preferred Stock; 150,000 shares of LVGI’s Series G convertible Preferred Stock; and 98,500 shares of Series H Convertible Preferred Stock are issued and outstanding.  As of the effective date of this Agreement, the LVGI Shares will be duly authorized and validly issued, fully paid and nonassessable.

                Section 4.21    Absence of Material Adverse Changes.   Except has disclosed in Section 4.18, since January 1, 2008, LVGI and its subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:  (i)  any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have a LVGI material adverse effect; or (ii) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by LVGI and its Subsidiaries.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01     Actions. The parties hereto shall not take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in the Agreement becoming untrue or inaccurate, or (b) any condition set forth in this Agreement not being satisfied.

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Section 5.02     Release of Encumbrances. Any and all Encumbrances recorded against or in any way affecting the Acquired Assets have been or will be satisfied prior to the Effective Date.  Transferor and the Additional Parties, if applicable, shall have duly executed and delivered for recordation all required releases of Liens, termination statements and satisfactions with respect to Encumbrances being repaid on or before the Effective Date.

ARTICLE VI
NON-COMPETITION AND NON-INTERFERENCE

Section 6.01     Acknowledgements.  Transferor and the Additional Parties acknowledge that (a) the Acquired Assets transferred under this Agreement are of a special, unique, unusual, and extraordinary character and (b) the provisions of this non-competition and non-interference section are reasonable and necessary to protect the goodwill and other business interests of LVGI.

Section 6.02      Covenants.   Transferor and the Additional Parties covenant that they will not, directly or indirectly:

a.    During the Non-Compete Period, without the express prior written consent of LVGI, as owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any non-public corporation, partnership, proprietorship, joint venture, association or any other entity of any nature, engage, directly or indirectly, in any business worldwide which utilizes the Acquired Assets or is competitive with the Acquired Assets;

b.   Whether for Transferor’s or the Additional Parties’ own account or for the account of any other Person at any time during the Non-Compete Period, solicit or attempt to solicit or induce a customer of LVGI or Transferor, whether or not Transferor or the Additional Parties had personal contact with such Person or entity prior to the execution of this Agreement; and

c.    Whether for Transferor’s, Additional Parties’ or any other Person’s account and at any time during the Non-Compete Period, (i) solicit, employ, or otherwise engage as an employee, independent contractor or otherwise, any Person who is or was an employee of LVGI or Transferor to work in a business which utilizes the Technology or competes with LVGI, or in any manner induce, or attempt to induce, any employee of LVGI or Transferor to terminate his/her employment with LVGI or Transferor.

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Section 6.03        Injunctive Relief. Transferor and the Additional Parties acknowledge that the injury that would be suffered by LVGI as a result of a material breach of the provisions of these non-compete covenants will be irreparable and that an award of monetary damages to LVGI for such a breach will be an inadequate remedy. Consequently, LVGI will have the right, in addition to any other rights it may have, to obtain a temporary restraining order and/or injunctive relief to restrain any material breach or threatened material breach or otherwise to specifically enforce any provision of this Agreement. The parties agree that any bond which is required to be posted in conjunction with this remedy shall be no more than five hundred dollars ($500.00).

ARTICLE VII
NON-DISCLOSURE COVENANT

Section 7.01        Acknowledgments by Transferor and the Additional Parties.Transferor and the Additional Parties acknowledge that (a) part of what LVGAC is acquiring pursuant to this Agreement includes trade secrets and other confidential information of Transferor (“Confidential Information”); (b) public disclosure of such Confidential Information could have an adverse effect on the value of this purchase to LVGAC and LVGI and adversely affect its future business; and (c) the provisions of this Article VII are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

Section 7.02          Intellectual Property, Confidentiality, Trade Secrets.Transferor and the Additional Parties covenant as follows:

a.     Confidentiality. Transferor and the Additional Parties will hold in confidence the Confidential Information and will not disclose it to any Person except with the specific prior written consent of LVGI; provided, however, that the parties agree that this Agreement does not prohibit the disclosure of Confidential Information where applicable law requires, including, but not limited to, in response to subpoenas and/or orders of a governmental agency or court of competent jurisdiction. In the event that one or more of Tansferor or the Additional Parties is requested or becomes legally compelled under the terms of a subpoena or order issued by a court of competent jurisdiction or by a governmental body to make a disclosure of Confidential Information, Transferor and the Additional Parties agree that they will (i) immediately provide LVGI with written notice of the existence, terms and circumstances, surrounding such request(s) so that LVGI may seek an appropriate protective order or other appropriate remedy, (ii) cooperate with LVGI in its efforts to decline, resist or narrow such requests, and (iii) if disclosure of such Confidential Information is required in the opinion of counsel, exercise reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such disclosed information.

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b.      Trade Secrets. Any trade secrets being acquired pursuant to this Agreement will be entitled to all the protections and benefits under the federal and state trade secret and intellectual property laws and any other applicable law. Transferor and the Additional Parties hereby waive any requirement that LVGI submit proof of the economic value of any trade secret or post a bond or other security.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01          Access to Information. Transferor and the Additional Parties agree that LVGI, its counsel, accountants and other representatives shall have reasonable access to inspect and review Transferor’s books, records and files that relate to the Acquired Assets.  LVGI shall be given copies of documents and information concerning Transferor’s business that relate to the Acquired Assets, as LVGI may reasonably request.

Section 8.02           Expenses.   LVGI, LVGAC, Transferor and the Additional Parties will each bear their own expenses in connection with this Agreement and its performance.

ARTICLE IX
INDEMNIFICATION

Section 9.01          Indemnification by LVGI and LVGAC.  LVGI and LVGAC shall indemnify, defend and hold Transferor and the Additional Parties and their officers, directors, employees, agents and representatives harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and reasonable legal fees actually incurred) and other damages resulting from (a) any breach by LVGI or LVGAC of any of their covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of LVGI or LVGAC delivered pursuant to this Agreement, and (b) any claim related to the Acquired Assets that is brought or asserted by any third party(ies) against Transferor and the Additional Parties arising out of the ownership, licensing, operation or conduct of LVGI and LVGAC.  No Indemnification will be provided under this paragraph if the damage or claim asserted has been caused directly or indirectly by Transferor or the Additional Parties.

Section 9.02           Indemnification by Transferor and the Additional Parties .  Transferor and the non-individual Additional Parties shall indemnify, defend and hold LVGI and LVGAC and their respective officers, directors, employees and representatives harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and reasonable legal fees actually incurred) and other damages up to $1,837,500 as secured in Article 10 resulting from (a) any

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breach by Transferor and the non-individual Additional Parties of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Transferor and the non-individual Additional Parties delivered pursuant to this Agreement, and (b) any claim related to the Acquired Assets that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of Transferor and the non-individual Additional Parties, as applicable,. No Indemnification will be provided under this paragraph if the damage or claim asserted has been caused directly or indirectly by LVGI or LVGAC.

Section 9.03        Rules Regarding Indemnification.  The obligations and liabilities of each party hereto (the "indemnifying party") which may be subject to indemnification liability hereunder to the other party(ies) (the “indemnified party”) will be subject to the following terms and conditions:

a)           The indemnified party will give written notice to the indemnifying party, within such time as not to prejudice the indemnifying party’s ability to defend against the underlying claim, stating with reasonable specificity the nature of said claim and the amount thereof, to the extent known.

b)           If, within ten (10) days after receiving such notice, the indemnifying party advises the indemnified party that it will provide indemnification and / or assume the defense at its expense, then so long as such defense is being conducted, the indemnified party will not settle or admit liability with respect to the claim without the consent of the indemnifying party and will afford to the indemnifying party and defending counsel reasonable assistance in defending against the claim.

c)           If the indemnifying party assumes the defense, counsel reasonably acceptable to the indemnified party will be selected by such party and if the indemnified party then retains its own counsel, it will do so at its own expense.

d)            If the indemnified party does not receive a written objection to such notice within ten (10) days after the indemnifying party's receipt of such notice, the claim for indemnity will be conclusively presumed to have been assented to and approved, and in such case the indemnified party may control the defense of the matter or case and, at its sole discretion, settle or admit liability.

e)           If within the aforesaid ten (10) day period the indemnified party will have received written objection to a claim (which written objection will briefly describe the basis of the objection to the claim or the amount thereof, all in good faith), then for a period of thirty (30) days after receipt of such objection the parties will attempt to settle the dispute as between the indemnified party and indemnifying parties.  If they are unable to settle the dispute, the

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unresolved issue or issues will be settled by a court of competent jurisdiction located in Las Vegas, Nevada.  During the pendency of any such dispute, the indemnified party may control all aspects of the defense of the matter or case.

ARTICLE X
ESCROW OF SHARES; SECURITY

Section 10.01       Use of Shares as Security.  Through this Agreement, seven hundred fifty thousand (750,000) shares of Series A common stock of LVGI (the “Stock”) are being paid as Consideration.  The Stock and any proceeds from the Stock shall act as security for LVGI as set out in this Section and LVGI shall have full rights as a secured party, including the right to foreclose on the Stock under the Uniform Commercial Code.

Section 10.02      Escrow of Shares.  For a period of eighteen (18) months from the Effective Date, LVGI shall possess as a perfected secured party in escrow three hundred seventy-five thousand (375,000) shares of the Stock (“Escrowed Shares”) with a neutral escrow agent that is agreed to by the parties and pursuant to an escrow agreement in form and substance satisfactory to the parties.

Section 10.03      Security Agreement.  For a period of eighteen months (18) from Effective Date, the Stock shall act as the sole security for Transferor’s and the non-individual Additional Parties’ performance under Section 9.02 above and any and all actions, suits, proceedings, losses, damages, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (“Damages”) up to $1,837,500 existing from, caused by or resulting or arising from (1) the Paltronics, Inc. litigation identified in Sections 2.04 above; (2) any litigation commenced as a result of the execution and consummation of this Agreement by Transferor’s shareholder or a member of any of the non-individual Additional Parties; (3) any breach of any of the representations, warranties or covenants set forth in this Agreement by Transferor or the Additional Parties; (4) any failure by Transferor or the Additional Parties to perform or otherwise fulfill any covenant, undertaking, agreement or obligation hereunder; (5) any claims of any third parties related to Transferor’s or the Additional Parties business; and (6) any claim of any third party related to a contract or license entered into by Transferor or the Additional Parties.

Section 10.04     Foreclosure of the Stock.  The Stock shall only be foreclosed on by LVGI after all procedures defined in Section 9.03 are followed and Transferor and the Additional Parties, as applicable, fail to meet the required indemnification obligations.  Any indemnification claim that results in a foreclosure shall be paid with the Stock, or a portion thereof, as follows: a) the number of shares that may be foreclosed shall be limited to the number of actual shares using the current per share market value of the Stock at the time of the foreclosure required to pay the Damages in full or b) if the actual number of shares of the Stock required to pay the Damages is equal to or greater than the number of shares of the Stock received as Consideration, then all shares of the Stock may be foreclosed on to pay the Damages.  In the event, Transferor and the Additional Parties, as applicable, elect to pay any required indemnification amount in cash or other acceptable means, LVGI shall have no rights to foreclose on the Stock or any portion thereof.

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ARTICLE XI
GENERAL PROVISIONS

Section 11.01     Survival. All representations and warranties made by any party to this Agreement or pursuant hereto shall survive closing of the transactions contemplated herein.  All statements, of a material nature, contained herein or in any certificate, exhibit, list or other document delivered in connection with the transactions contemplated herein shall be deemed to be representations and warranties.

Section 11.02      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or other provision will be interpreted so as to best accomplish the intent of the parties within the limits of applicable law.

Section 11.03      Amendments.    No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and executed by all of the parties hereto.

Section 11.04       Governing Law; Venue; Service.

a.     This Agreement shall be governed by and construed under the laws of the State of Nevada (irrespective of its choice of law principles).

b.     As part of the consideration for signing this Agreement, the parties to this Agreement agree that all actions or proceedings arising directly or indirectly from this Agreement shall be litigated only in courts in Clark County, Nevada and the parties consent to be subject to personal jurisdiction in any local, state or federal court located in Clark County, Nevada.

Section 11.05        Waiver. The failure of any of the parties to enforce at any time any of the provisions of this Agreement or the other transaction agreements shall in no way be construed to be a waiver of any such provision.  No waiver of any breach of or non-compliance with this Agreement or any other transaction agreement shall be held to be a waiver of any other subsequent breach or non-compliance.

Section 11.06         Advice of Legal Counsel. Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the Person signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting, revising or preparation thereof.

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Section 11.07         Confidentiality. Each party agrees that this Agreement and its provisions shall remain confidential subject to any disclosure required by law or regulation to the SEC, Department of Justice or any court or tribunal of competent jurisdiction.  Notwithstanding the foregoing, each party shall have the right to disclose the terms of this Agreement to its attorneys, and accountants.

Section 11.08          Counterparts/Facsimile, PDF, Electronic Signatures.This Agreement may be executed in any number of counterparts and by original, facsimile, .PDF, or electronic signatures.

Section 11.09          Tax-Free Reorganization. The transaction contemplated in this Agreement is intended by all parties to qualify as a tax deferred triangular C reorganization within the meaning of Section 367 and 368 of the Internal Revenue Code of 1986, as amended.  This agreement is intended as a “plan of reorganization” within the meaning of such Sections.  As such, each party to this Agreement shall properly report the transaction for federal and state income tax purposes accordingly.  The parties also agree that:

(a)           it is the sole and exclusive responsibility of Transferor to ensure that all triangular C reorganization requirements are satisfied;

(b)           all costs and expenses to ensure that the transaction contemplated by this Agreement constitutes a triangular C reorganization are the sole responsibility of Transferor;

(c)           any structuring of this transaction to satisfy the requirements of a triangular C reorganization or the determination by any federal or state tax authority that the transaction does or does not constitute a triangular C reorganization shall in no way affect the rights and obligations of the parties as set forth in this Agreement.

[NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.

LVGI:

LAS VEGAS GAMING, INC., a Nevada Corporation

By: /s/ Jon Berkley
     Jon Berkley, President and CEO

LVGAC:

LAS VEGAS GAMING ACQUISITION CORP., a Nevada Corporation

By: /s/  Jon Berkley
     Jon Berkley, President

TRANSFEROR:

ADLINE NETWORK HOLDINGS INC, a Georgia corporation

By: /s/ Larry L. Enterline
      Larry L. Enterline, CEO

ADDITIONAL PARTIES:

ADLINE MEDIA, LLC, a Georgia limited liability company

By: /s/ Larry L. Enterline
      Larry L. Enterline, CEO

ADLINE NETWORK, LLC, a Georgia limited liability company

By: /s/  Larry L. Enterline
      Larry L. Enterline, CEO

FREEVIEW NETWORK, LLC, a Georgia limited liability company

By: /s/  Larry L. Enterline
      Larry L. Enterline, CEO

/s/ SAM JOHNSON
SAM JOHNSON, individually

/s/ LARRY L. ENTERLINE
LARRY L. ENTERLINE, individually

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EXHIBIT A

TECHNOLOGY

“Technology” as used in this Agreement shall comprise any and all tangible and intangible goods, information or materials or rights which Transferor or the Additional Parties, if applicable, possess or hold any rights which relate to: a) interactive video systems; b) systems, devices and methods for the overlay of video images and text; c) systems, devices and methods for displaying promotional events and granting awards; d) gaming machines, systems and devices; and e) any commercial or residential uses of the foregoing.

“Technology” further includes all intellectual property rights in the Technology, including any rights in inventions, patents, patent applications, continuations of patent applications, continuations-in-part of patent applications, all foreign rights and applications corresponding thereto, and related copyrights, know-how or otherwise;

“Technology” further includes all rights in all tangible goods representing the Technology, including all source code, drawings, data files or otherwise;

“Technology” further includes the following and all rights therein:

 1.             Licenses or rights, if any, in LVGI’s Patent application filed April 1, 2002 titled "Interactive Video System" USPTO Application #: 10/113,882

2.              Licenses or rights, if any, in LVGI’s Patent application filed October 20, 2003 titled "Closed-loop system for displaying promotional events and granting awards for electronic video games" USPTO Application #: 10/689,407

3.              Source code and executables for operating the Adline Network management and delivery software currently located at www.adliner.net and one of the P3-600 /256MEG/250GIGHD Dell server box

4.              Design and all associated drawings and electronic files for the SAMIT-1000, SAMIT-2000 and 5000 hardware designs

5.              Source code and executables for the embedded application running on the SAMIT-1000 and SAMIT-2000 hardware designs.

6.              Any implementation of the Technology in any hardware designs.

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 EXHIBIT B

EXISTING TECHNOLOGY LICENSES / ASSIGNMENT AGREEMENTS

1.           The “Assignment of License Agreement Rights” dated June 1, 2006 between Adline Network LLC and Adline Network Holdings Inc (title chain clean-up – combines all rights under one entity), a copy of which is attached hereto;

2.           The “Assignment of License Agreement Rights” dated May 24, 2006 between Adline Media LLC and Adline Network Holdings, Inc (Media contributes all licensing rights etc in a IRC Section 351 capital contribution in exchange of stock), a copy of which is attached hereto;

3.           The “Assignment of License Agreement Rights” dated February 15, 2006 between Las Vegas Gaming Inc and Adline Media LLC (transfer of “At Home Wagering” rights to Las Vegas Gaming Inc), a copy of which is attached hereto;

4.           The “Assignment of Agreement Rights” dated February 1, 2006 between Adline Network LLC and Adline Media LLC (title chain clean-up – original agreement for “At Home Wagering” should have been with Adline Media LLC), a copy of which is attached hereto;

5.           The “Assignment of License Agreement Rights” dated March 1, 2005 between Freeview Network LLC and Adline Media LLC (joining of Freeview Network LLC and Adline Media LLC entities into one entity), a copy of which is attached hereto;

6.           The “License Agreement” dated October 21, 2004 between Adline Network LLC and Adline Media LLC (residential arena license), a copy of which is attached hereto;

7.           The “License Agreement” dated October 8, 2004 between Adline Network LLC and Freeview Network LLC (non-gaming commercial arena license), a copy of which is attached hereto; and

8.            The “License Agreement” dated October 8, 2004 between Adline Gaming Inc and Adline Network LLC (original non-gaming commercial and residential arenas license), a copy of which is attached hereto.

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EXHIBIT C

PARTIAL LIST OF TRANSFEROR ASSETS

1.           All rights, by license or otherwise in any intellectual property, including copyrights, trademarks, trade secrets, patents, pending intellectual property applications, and enforcement rights.

2.           Object code and executables for operating the AdLine Network management and delivery software currently located at www.Adliner.net and one of the P3-600/256MEG/250GIGHD Dell server box

3.           Design and all associated drawings and electronic files for SAMIT-1000 and SAMIT-2000 hardware design

4.           Source code and executables for embedded application running on the SAMIT-1000 and SAMIT-2000 hardware designs

5.           The following Domain Names:

freeviewchannel.com	freeviewnetwork.com
freevuechannel.com	freevuenetwork.com
thefreeviewchannel.com	Thefreeviewnetwork.com
thefreevuechannel.com	thefreevuenetwork.com
tightwadtv.com	Adline.tv
adlinenetwork.com	adlinenetwork.tv
adlinenetwork.net	adliner.tv
adliner.net	adliners.net
adliners.com

6.           Software and Web Sites.

(a)         Website design and HTML code located at www.adlinenetwork.com

7.           Trade Names / Marks.

(a)         Logo of AdLine Network, LLC

8.           Contracts.  None

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9.            Equipment

(a)           SAMITs                6V Masters                       9
6V Slaves                       34
5V Slaves                       91
5V Ethernet                   12
Broken                             3

(b)           5000 Design          6 prototypes

(b)           Miscellaneous Computers, Monitors. Test Equipment and Software

10.           Other Assets.                                None

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